SECOND AMENDMENT TO RIGHTS AGREEMENT
This Second Amendment to Rights Agreement, dated as of November 19, 2024 (this “Amendment”), is by and between Daktronics, Inc., a South Dakota corporation (the “Company”), and Equiniti Trust Company, LLC (as successor-in-interest to Equiniti Trust Company) (the “Rights Agent”).
WITNESSETH:
WHEREAS, the Company and the Rights Agent executed and entered into that certain Rights Agreement, dated as of November 16, 2018 (the “Original Rights Agreement”), under which the Board authorized and declared a dividend distribution of one preferred share purchase Right for each share of Common Stock that was paid to holders of record of Common Stock issued and outstanding at the Close of Business on November 19, 2018 and also authorized the issuance of one Right for each share of Common Stock that became outstanding between the Record Date (whether originally issued or from the Company’s treasury) and the earlier of the Distribution Date, the Redemption Date, and the Final Expiration Date, each Right representing the right to purchase one one-thousandth (subject to adjustment) of one share of Preferred Stock, all upon the terms, and subject to the conditions, set forth in the Original Rights Agreement;
WHEREAS, the Company and the Rights Agent executed and entered into that certain First Amendment to Rights Agreement, dated as of November 19, 2021 (the “First Amendment”), which amended the Original Rights Agreement as follows: (i) Section 7(a) was amended to extend the Final Expiration Date from November 19, 2021 to November 19, 2024; and (ii) Section 7(b) was amended to change the initial Exercise Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right from $25.00 to $20.00;
WHEREAS, Section 27 of the Original Rights Agreement provides that the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights including, without limitation, to shorten or lengthen any period under the Original Rights Agreement;
WHEREAS, the Company has determined that it is necessary or desirable, in the interests of the Company and the holders of the Rights, to amend the Original Rights Agreement, as amended by the First Amendment (collectively, the “Agreement”), as provided herein; and
WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.
NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.Amendment to Section 1(a) of the Agreement. Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows:
(a)“Acquiring Person” means any Person which, together with all of its Related Persons, is the Beneficial Owner of the Triggering Percentage or more of the shares of Common Stock of the Company then outstanding, but excluding (i) the Exempt Persons and (ii) any Grandfathered Persons.
Notwithstanding anything in this Agreement to the contrary, no Person shall become an “Acquiring Person”:

(i)solely as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the percentage of the shares of Common Stock Beneficially Owned by such Person, together with all of its Related Persons, to the Triggering Percentage or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person, together with all of its Related Persons, becomes the Beneficial Owner of the Triggering Percentage or more of the shares of Common Stock of the Company then outstanding by reason of share acquisitions by the Company and, on or after the date of such share acquisitions by the Company, becomes the Beneficial Owner of any additional shares of Common Stock of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person, together with all of its Related Persons, does not Beneficially Own the Triggering Percentage or more of the shares of Common Stock then outstanding;
(ii)if (A) the Board determines, in its sole discretion, that such Person has become an “Acquiring Person” inadvertently (including, without limitation, because (1) such Person was unaware that it Beneficially Owned a percentage of the then outstanding Common Stock that would otherwise cause such Person to be an “Acquiring Person”; or (2) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement); and (B) such Person divests as promptly as practicable (as determined by the Board) a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person”;
(iii)solely as a result of any unilateral grant of any security by the Company, or through the exercise of any options, warrants, rights or similar interests (including, without limitation, restricted stock) granted by the Company to its directors, officers and employees; provided, however, that if a Person, together with all of its Related Persons, becomes the Beneficial Owner of the Triggering Percentage or more of the shares of Common Stock of the Company then outstanding by reason of a unilateral grant of a security by the Company, or through the exercise of any options, warrants, rights or similar interests (including, without limitation, restricted stock) granted by the Company to its directors, officers and employees, then such Person shall nevertheless be deemed to be an “Acquiring Person” if, subject to Section 1(a)(ii), such Person, together with all of its Related Persons, thereafter becomes the Beneficial Owner of any additional shares of Common Stock (unless upon becoming the Beneficial Owner of additional shares of Common Stock, such Person, together with all of its Related Persons, does not Beneficially Own the Triggering Percentage or more of the Common Stock then outstanding), except as a result of (A) a dividend or distribution paid or made by the Company on the outstanding Common Stock or a split or subdivision of the outstanding Common Stock; or (B) the unilateral grant of a security by the Company, or through the exercise of any options, warrants, rights or similar interest (including, without limitation, restricted stock) granted by the Company to its directors, officers and employees;
(iv)by means of share purchases or issuances (including, without limitation, debt to equity exchanges), directly from the Company or indirectly through an underwritten offering of the Company, in a transaction approved by the Board; provided, however, that a Person shall be deemed to be an “Acquiring Person” if such Person (A) is or becomes the Beneficial Owner of the Triggering Percentage or more of the shares of Common Stock then outstanding after such transaction and (B) after such transaction, becomes the Beneficial Owner of any additional shares of Common Stock without the prior written consent of the Company and then Beneficially Owns the Triggering Percentage or more of the shares of Common Stock then outstanding;
(v)if such Person is a bona fide swaps dealer who has become an “Acquiring Person” as a result of its actions in the ordinary course of its business that the Board determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company;
(vi)as the result of an acquisition of shares of Common Stock pursuant to a Qualifying Offer; or
(vii)any Person which, together with all of its Related Persons, is the Beneficial Owner of shares of Common Stock representing less than the 13G Triggering Percentage of the Common Stock then outstanding, and that is entitled to file, and files (or has filed), a statement on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) under the Exchange Act Regulations as in effect at the time of the public announcement of the declaration of the Rights with respect to the Common Stock Beneficially Owned by such Person (but for the avoidance of doubt, not any Person who files on Schedule

13G pursuant to any other provision of Rule 13d-1) (a “13G Investor”); provided, that a Person who was deemed a 13G Investor shall no longer be deemed such if it either (A) files a statement on Schedule 13D pursuant to Rule 13d-1(a), 13d-1(e), 13d-1(f) or 13d-1(g) of the Exchange Act Regulations as in effect at the time of the public announcement of the declaration of the Rights with respect to the Common Stock Beneficially Owned by such Person, or (B) becomes no longer entitled to file a statement on Schedule 13G pursuant to the requirements of Rule 13d-1(b) or otherwise (the earlier to occur of (A) and (B), a “13D Event”), and such Person shall be deemed an Acquiring Person if it is the Beneficial Owner of the Triggering Percentage or more of the shares of Common Stock then outstanding at any point from and after the time of the 13D Event; provided, however, such Person shall not be an Acquiring Person if (A) on the first Business Day after the 13D Event such Person notifies the Company of its intent to reduce its Beneficial Ownership to below the Triggering Percentage as promptly as practicable and (B) such Person reduces its Beneficial Ownership to below the Triggering Percentage of the shares of Common Stock then outstanding as promptly as practicable (but in any event not later than ten calendar days after such 13D Event); provided, further, that such Person shall become an “Acquiring Person” if after reducing its Beneficial Ownership to below the Triggering Percentage, it subsequently becomes the Beneficial Owner of the Triggering Percentage or more of the shares of Common Stock of the Company then outstanding or if, prior to reducing its Beneficial Ownership to below the Triggering Percentage, it increases (or makes any offer or takes any other action that would increase) its Beneficial Ownership of the then outstanding Common Stock above the lowest Beneficial Ownership of such Person at any time during such ten calendar day period.
2.Amendment to Section 1(y) of the Agreement. Section 1(y) of the Agreement is hereby amended and restated in its entirety as follows:
(y)    “Distribution Date” means the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) and (ii) the Close of Business on the tenth Business Day (or, if such tenth Business Day occurs before the Record Date, the Close of Business on the Record Date), or such later date as may be determined by the Board, in its sole discretion, before such time any Person becomes an Acquiring Person, after the date of the commencement by any Person (other than any Exempt Person) of, or of the first public announcement of the intention of any Person (other than any Exempt Person) to commence, a tender or exchange offer the consummation of which would result in such Person becoming the Beneficial Owner of the Triggering Percentage or more of the outstanding shares of Common Stock.

3.Amendment to Section 1(am) of the Agreement. Section 1(am) of the Agreement is hereby amended and restated in its entirety as follows:
(am)    “Grandfathered Person” means any Person which, together with all of its Related Persons, was, as of November 19, 2024, the Beneficial Owner of the Triggering Percentage (or the 13G Triggering Percentage in the case of a 13G Investor) or more of the shares of Common Stock of the Company then outstanding. A Person ceases to be a “Grandfathered Person” if and when (i) such Person becomes the Beneficial Owner of less than the Triggering Percentage of the shares of Common Stock of the Company then outstanding; or (ii) such Person increases its Beneficial Ownership of shares of Common Stock of the Company to an amount equal to or greater than the greater of (A) the Triggering Percentage (or the 13G Triggering Percentage in the case of a 13G Investor) of the shares of Common Stock of the Company then outstanding and (B) the sum of (1) the lowest Beneficial Ownership of such Person as a percentage of the shares of Common Stock of the Company outstanding as of any time from and after the public announcement of this Agreement (other than as a result of an acquisition of shares of Common Stock by the Company) plus (2) one share of Common Stock of the Company. The foregoing definition shall grandfather the security or instrument underlying such Beneficial Ownership only in the type and form as of November 19, 2024 and shall not grandfather any subsequent change, modification, swap or exchange of such security or instrument into a different type or form of security or instrument (unless such exchange is contemplated explicitly by the terms of such security or instrument). For the avoidance of doubt, the swap or exchange of contracts for differences for shares of Common Stock or other equity securities of the Company shall not be grandfathered under this Agreement.
4.Amendment to Section 1(bs) of the Agreement. Section 1(bs) of the Agreement is hereby amended and restated in its entirety as follows:
    (bs)    “Triggering Percentage” means 15%.
5.Amendment to Section 1(bt) of the Agreement. Section 1(bt) of the Agreement is hereby amended and restated in its entirety as follows:
(bt)     “Trust” has the meaning set forth in Section 24(d).
6.Addition of Section 1(bu) to the Agreement. The following Section 1(bu) is hereby added to the Agreement:
(bu)     “Trust Agreement” has the meaning set forth in Section 24(d).
7.Addition of Section 1(bv) of the Agreement. The following Section 1(bv) is hereby added to the Agreement:
(bv)     “13D Event” has the meaning set forth in Section 1(a)(vii).
8.Addition of Section 1(b)(w) of the Agreement. The following Section 1(bw) is hereby added to the Agreement:

(bw)     “13G Investor” has the meaning set forth in Section 1(a)(vii).
9.Addition of Section 1(b)(x) of the Agreement. The following Section 1(bx) is hereby added to the Agreement:
(bx)     “13G Triggering Percentage” means 20%.
10.Amendment to Section 7(a) of the Agreement. Section 7(a) of the Agreement is hereby amended and restated in its entirety as follows:
(a)    Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Sections 9(c), 11(a)(iii) and 23(a)), in whole or in part, at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each one one-thousandth of a share of Preferred Stock (or Common Stock, other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or before the earliest of (i) the Close of Business on November 19, 2025 (the “Final Expiration Date”); (ii) the time at which the Rights are redeemed pursuant to Section 23 (the “Redemption Date”); (iii) the time at which the Rights are exchanged pursuant to Section 24 (the “Exchange Date”); or (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 1(i)(ii)(A)(4) and Section 13(f) at which time the Rights are terminated; (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).
11.Amendment to Section 7(b) of the Agreement. Section 7(b) of the Agreement is hereby amended and restated in its entirety as follows:
(b)    Each Right shall entitle the registered holder thereof to purchase one one-thousandth of a share of Preferred Stock of the Company. The Exercise Price for each one one-thousandth of a share of Preferred Stock of the Company pursuant to the exercise of a Right initially shall be $40.00, which shall be subject to adjustment from time to time as provided in Sections 11 and 13, and payable in lawful money of the United States in accordance with paragraph (c) of this Section 7.
12.Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Agreement.
13.Effect of Amendment. It is the intent of the Company and the Rights Agent that this Amendment constitutes an amendment of the Agreement as contemplated by Section 27 thereof. Except as expressly provided in this Amendment, the terms of the Agreement remain in full force and effect. Unless the context clearly provides otherwise, any reference to this “Agreement” or the “Rights Agreement” shall be deemed to be a reference to the Original Rights Agreement, as amended by the First Amendment and this Amendment.
14.Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the holders of the shares of Common Stock) any legal or equitable right, remedy, or claim under this Amendment; and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the holders of the shares of Common Stock).
15.Severability. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.
16.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of South Dakota (other than its conflicts of law provisions) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
17.Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
18.Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
Daktronics, Inc., as the Company

By:    /s/ Sheila M. Anderson
    Sheila M. Anderson
    Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
Equiniti Trust Company, LLC, as the Rights Agent

By:    /s/ Andrea Severson
    Andrea Severson
    Senior Vice President